UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2011

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	000-51281	62-1815881
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

381 Mallory Station Road, Suite 207, Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 599-2274

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 1, 2011, Tennessee Commerce Bancorp, Inc. (the “Corporation”) issued a press release announcing its financial results for the quarter ended September 30, 2011. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 31, 2011, the Corporation received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the Corporation failed to comply with the minimum closing bid price of $1.00 per share requirement for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1). This notification has no effect on the listing of the Corporation’s common stock at this time.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 5810(c)(3)(a)(ii), the Corporation will be provided 180 calendar days, or until April 30, 2012, to regain compliance with the minimum closing bid price of $1.00 per share requirement for continued listing. The NASDAQ letter also states that if, at any time before April 30, 2012, the minimum closing bid price is at least $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Corporation with written notification that it has achieved compliance for the continued listing requirement and the matter will be closed.

If the Corporation does not regain compliance with the minimum closing bid price of $1.00 per share continued listing requirement by April 30, 2012, the NASDAQ staff will provide the Corporation with written notification that the Corporation’s common stock will be delisted from the NASDAQ Global Market. Alternatively, NASDAQ Marketplace Rules may permit the Corporation to transfer the Corporation’s common stock to the NASDAQ Capital Market if the Corporation’s common stock satisfies the criteria for continued listing on such market.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 27, 2011, management of the Corporation, and subsequently, its Audit Committee and Board of Directors, determined that its financial statements for the quarter ended June 30, 2011, as included in the Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, should no longer be relied upon due to an expected approximately $83.0 million increase in the provision for loan losses and related allowance for loan losses as a result of an ongoing joint examination of Tennessee Commerce Bank (the “Bank”), a wholly-owned subsidiary of the Corporation, by the Federal Deposit Insurance Corporation (the “FDIC”) and the Tennessee Department of Financial Institutions (the “TDFI”).  Consequently, the Corporation intends to file an amendment to its Form 10-Q for the period ended June 30, 2011, as soon as reasonably practicable, to give effect to the expected increase in the provision and allowance for loan losses.

As of the date of this filing and based on the Corporation’s initial estimates, the following changes to the previously reported financial results are anticipated:

•                  The Corporation’s net loss for the three months ended June 30, 2011, is expected to increase from $11.77 million to approximately $96.56 million.  Fully-diluted earnings per share (“EPS”) for the three months ended June 30, 2011, originally reported to be a loss of $1.00, are expected to change to a loss of approximately $2.02. Due to the adjustments in the second quarter of 2011 financial results, the Corporation’s net loss for the six months ended June 30, 2011, is expected to increase from $14.60 million to $99.39 million, and EPS for the six months ended June 30, 2011, originally reported at a loss of $1.26, is now projected to be a loss of approximately $7.81;

•                  The provision for loan losses for the six months ended June 30, 2011 is expected to increase from $18.94 million to approximately $101.96 million.  As a result of the increased provision for loan losses, the allowance for loan losses as of June 30, 2011 is expected to increase to approximately $34.93 million, or 3.23% of loans, compared to the originally reported amount of $28.21 million, or 2.44% of gross loans;

•                  Impaired loans, net of allowance for loan losses, will decrease from $192.13 million to approximately $166.89 million, as of June 30, 2011.  The reduction is due to charge downs of $76.29 million versus additions $63.29 million in additions and upgrades of $18.17 million. Specific reserves increased from $10.07 million to $12.24 million, an increase of $2.17 million or 21.58%;

•                  Net charge-offs for the second quarter of 2011, will increase from $12.20 million to approximately $88.49  million;

•                  Loans, net of unearned income and the allowance for loan losses, will decline to approximately $1.04 billion from the previously reported level of $1.13 billion and total assets will decline to $1.39 billion from the previously reported level of $1.48 billion.

The adjustments described above are expected to result in a decrease in total shareholders’ equity at June 30, 2011 of approximately $84.79 million to approximately $22.15million from the previously reported amount of $106.94 million.  On a preliminary basis, the Corporation estimates that the Bank’s leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio will decline to approximately 1.95%, 2.64% and 3.92%, respectively, at June 30, 2011, which would render the Bank critically undercapitalized at June 30, 2011 for regulatory purposes.  For purposes of the Prompt Corrective Action (“PCA”) provisions of the Federal Deposit Insurance Act (the “FDIA”), the Bank will be classified as critically undercapitalized upon the filing of the September 30, 2011 Call Report.  Critically undercapitalized is the lowest category under the PCA spectrum resulting in mandatory actions by the regulators and mandatory restrictions on the Bank’s operations.  Under the FDIA, depository institutions that are “critically undercapitalized” can be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless they raise sufficient capital, merge with another financial institution or the FDIC determines and documents that “other action” would better achieve the purposes of the PCA capital requirements (12 U.S.C. § 1831o).  The Corporation and the Bank are diligently continuing to work with their financial and professional advisers in evaluating strategic alternatives.  There can be no assurance that the Corporation will be successful in obtaining outside additional capital within any regulatory imposed time frame.

The Bank remains a member of the FDIC, and deposits at the Bank remain insured by the FDIC up to the legal maximum insurance limit – currently $250,000 per depositor, per deposit category.  Our customer service staff can help depositors with any questions about the mechanics of FDIC deposit insurance.

In addition, the consent order, issued to the Bank by the FDIC, dated May 25, 2011 (the “Consent Order”), requires the Bank to maintain an adequate allowance for loan and lease losses that is consistent with generally accepted accounting principles and supervisory guidance.  If, as a result of its ongoing examination, the FDIC finds that the Consent Order has been violated due to not maintaining an adequate allowance for loan losses, additional enforcement actions may be imposed.

The consolidated financial statements of the Corporation as of and for the three months and six months ended June 30, 2011 were, and as restated will be, prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.  As a result of the expected additional provision and allowance for loan losses, and the resulting effect on the Corporation’s financial position, and the actions that our banking regulators may take as a result thereof, on October 28, 2011, the Corporation’s independent registered public accounting firm advised us and management concluded, that such deteriorating financial results and other potential actions raise substantial doubt about the Corporation’s and the Bank’s ability to continue as going concerns.  The consolidated financial statements will not include, and the estimated results provided above do not reflect, any adjustments that might be necessary if the Corporation or the Bank is unable to continue as a going concern.  Our Audit Committee has been informed of this matter by our independent registered public accounting firm.

In addition, as a result of the changes required to the June 30, 2011 financial statements and management’s discussions regarding its procedures for determination of its allowance for loan losses and related provisions with the FDIC and TDFI, management has concluded that the Corporation’s disclosure controls and procedures and internal control over financial reporting were not effective as of June 30, 2011, as a result of one or more material weaknesses in the Corporation’s internal controls. The Corporation’s amended

Form 10-Q for the period ended June 30, 2011 and Form 10-Q for the period ended September 30, 2011 will contain a discussion of such material weaknesses and steps that will be taken to address them.

Caution About Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the anticipated affects of the restatement on our financial results, regaining compliance with NASDAQ requirements and statements about evaluating strategic alternatives.  Although the Corporation believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance the Corporation will be able to regain compliance with the NASDAQ requirements, implement strategic alternatives in a timely manner or that the expected affects of the restatement will be as anticipated, or that actual results, performance or achievements of the Corporation will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and other filings made with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description

99.1	Press release issued on November 1, 2011 by Tennessee Commerce Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.
(Registrant)

Date: November 1, 2011
	By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer